Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	August 1, 2005

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL MILLS, INC. ANNOUNCES
SECOND QUARTER RESULTS

Second Quarter 2005 Highlights:

•	Sales were $335 million the second highest in the Company’s history, up 19 percent from the second quarter of 2004 on 379,600 tons of shipments

•	Average selling price of $882 per ton was a quarterly record for the Company

•	Operating income was $54 million, compared to $52.2 million, excluding labor dispute settlement charges in the second quarter of 2004

•	Operating income per ton and operating margin were $142 per ton and 16.1 percent, respectively

•	Earnings before interest, taxes, depreciation and amortization was $64.4 million, compared to $64 million from continuing operations in the second quarter of 2004

•	Net income was $28.4 million ($.80 per diluted share), compared to $14 million ($.52 per diluted share) in the second quarter of 2004

Portland, Oregon, August 1, 2005/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today reported second quarter net income of $28.4 million ($.80 per diluted share on 35.7 million shares) compared to a net income of $14.0 million ($.52 per diluted share on 26.8 million shares) for the second quarter of 2004.  During the second quarter of 2004, the Company recorded a pretax charge of $31.9 million ($1.19 per diluted share) (“Settlement Charge”) as part of the settlement of a labor dispute (“Settlement”) at the Company’s majority-owned subsidiary, Rocky Mountain Steel Mills (“RMSM”). The Company finalized the settlement of the labor dispute during the third quarter of 2004. Also during the second quarter of 2004, the effective income tax benefit rate of the Company was less than 1 percent compared to an effective income tax rate of approximately 39 percent in the second quarter of 2005.

Second quarter 2005 net income was decreased by $.02 per diluted share as a result of purchase accounting adjustments related to the previously reported March 30, 2005 Company’s purchase of the 40 percent partnership interest in Camrose Pipe Company (“Camrose”), located in Alberta, Canada.

Sales for the second quarter of 2005 were $335 million. This compares to 2004 second quarter sales of $281.8 million.  Average sales price per ton in the second quarter of 2005 was $882 (a quarterly record for the Company) compared to $654 in the second quarter of 2004. Total shipments for the second quarter of 2005 were 379,600 tons compared to 2004 second quarter shipments of 431,000 tons.  The decrease in shipments was primarily due to decreased shipments of plate and coil, structural tubing and rod and bar products, partially offset by higher shipments of welded pipe and rail products.  The increases in sales and average sales price per ton were primarily due to higher average selling prices across all product lines, except for rod and bar, with the increase in sales partially offset by the decreased shipments noted above.

Operating income for the second quarter of 2005 was $54 million (an average of $142 per ton). This compares to operating income for the second quarter of 2004 of $20.3 million, including the $31.9 million Settlement Charge noted above. Second quarter 2004 operating income before the Settlement Charge was $52.2 million (an average of $121 per ton).  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2005 was $64.4 million.  This compares to EBITDA for the second quarter of 2004 of $32.1 million ($64 million exclusive of the $31.9 million Settlement Charge).  A reconciliation of EBITDA is provided in the last table of this press release.  Increased operating income and EBITDA during the second quarter of 2005 compared to the second quarter of 2004 reflects higher average selling prices, as discussed above, partially offset by decreased volume and higher steel slab costs (up 30 percent from the second quarter of 2004) at the Company’s Oregon Steel Division. Average steel scrap cost at RMSM was $165 per ton in the second quarter of 2005 compared to $166 per ton in the second quarter of 2004.

The Company had an effective income tax rate of approximately 39 percent in the second quarter of 2005. This compares to an effective income tax benefit rate in the second quarter of 2004 of less than 1 percent. The effective income tax rate for the second quarter of 2004 varied from the combined state and federal statutory rate principally because the Company reversed a portion of the valuation allowance ($7.3 million) established in 2003 due to less uncertainty regarding the realization of deferred tax assets.  The Company expects to have a more normalized effective income tax rate of approximately 37.5 percent throughout 2005.

LIQUIDITY

At June 30, 2005, the Company had $109.7 million of cash, cash equivalents and short-term investments.  Total debt outstanding, net of cash, cash equivalents and short-term investments was $216.8 million at June 30, 2005 compared to $259 million at June 30, 2004.  During the second quarter of 2005, the Company incurred capital expenditures of $15 million; depreciation and amortization was $9.7 million.  For all of 2005, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $88 million and $40 million, respectively.

At June 30, 2005, inventories were $336.1 million. This compares to $235 million at December 31, 2004. The increase in inventory is primarily due to (1) increased volume of higher cost steel slab, (2) increased volumes of plate (for conversion into large-diameter line pipe) and large-diameter pipe at the Camrose pipe mill to support existing orders and (3) the buildup of semi-finished inventory at RMSM in anticipation of the installation of a new electric arc furnace that is expected to occur during the third and fourth quarters of 2005. The new furnace installation is expected to take approximately 45 days, during which time both furnaces at RMSM will not be operating. The Company anticipates end of the year inventories will be approximately $210 million.

OUTLOOK

As a result of the new electric arc furnace installation at RMSM noted above and the related equipment outage, the Company’s operating income is expected to be negatively impacted by approximately $3.7 million in the third quarter of 2005 and $1 million in the fourth quarter of 2005. The installation of the new one-furnace operation is expected to reduce operating costs at RMSM by approximately $10 million per year.  In addition, beginning the second week in July 2005, the Company’s large diameter line pipe mill at Camrose is out of service for approximately 3 months for equipment upgrades that will allow Camrose to make a heavier wall line pipe product for anticipated future projects. The Camrose mill is expected to restart during the third week of October. The current large diameter line pipe backlog at Camrose is approximately five months or 80,000 tons.

As previously reported, the Company is constructing a new spiral weld large diameter pipe making facility at its Portland, Oregon, rolling mill. The project will consist of two pipe mills with an annual capacity of approximately 170,000 tons, depending on product mix, capable of producing API certified large-diameter line pipe from 24 inches to 60 inches in diameter, in wall thickness of up to one inch and in lengths of up to 80 feet. The new mill is expected to startup during the first quarter of 2006. The Company anticipates that it will begin taking orders for the new mill beginning in the fourth quarter of 2005.

Expected third quarter 2005 shipments, in tons, as compared to previous quarters are as follows:

	Forecast Q3 2005	Actual Q2 2005	Actual Q3 2004

Plate and coil	145,000	148,500	189,000
Welded pipe	45,000	66,900	56,400
Structural tubing	15,000	13,700	16,600
Less shipment to affiliates	(25,000)	(36,300)	(21,900)
Rail	105,000	103,200	100,700
Rod and bar	100,000	83,600	116,900

Total	385,000	379,600	457,700

Jim Declusin, the Company’s President and CEO, stated, “We expect that third quarter 2005 earnings will be below the amount realized in the second quarter due to continued unsettled conditions in the plate and rod markets, the flow through of higher cost slab inventory purchased in prior quarters, and the equipment outages noted above. We anticipate that profitability will improve in the fourth quarter due to the restart of the equipment at the RMSM and Camrose mills, renewed large diameter pipe shipments and the resulting pull through of plate at our Portland mill and significantly lower slab costs.  Despite the weakness we foresee for the third quarter, we continue to believe that our full year results for 2005 operating income from continuing operations will be approximately the same as that realized in 2004, before the 2004 labor dispute settlement charges of $45.4 million.”

For 2005, the Company expects to ship approximately 1.5 million tons of products and generate approximately $1.25 billion in sales.  In the Oregon Steel Division the product mix is expected to consist of approximately 480,000 tons of plate and coil, 190,000 tons of welded pipe and 60,000 tons of structural tubing. The Company’s RMSM Division expects to ship approximately 410,000 tons and 380,000 tons of rail and rod and bar products, respectively.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

CONFERENCE CALL WEBCAST

On Monday, August 1, 2005, at 8:00 a.m. PT (11:00 a.m. ET), the Company will hold a conference call to discuss the results of the second quarter.  You are invited to listen to a live broadcast of the Company’s conference call over the Internet, accessible at www.osm.com on the Investor Relations’ page.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod and bar, and seamless tubular products.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Income Statements (1)
(In thousands, except tonnage and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Sales	$334,959	$281,769	$630,924	$534,165
Cost of sales	264,228	212,772	484,323	427,372
Labor dispute settlement charges	—	31,868	—	38,868
Selling, general and administrative expenses	12,264	13,774	28,324	27,683
Incentive compensation	4,672	3,042	10,000	5,088
Gain on sales of assets	(212)	(30)	(299)	(293)

Operating income	54,007	20,343	108,576	35,447
Interest expense	(8,326)	(8,461)	(16,968)	(17,029)
Other income, net	1,854	836	3,360	1,472
Minority interest	(1,176)	1,259	(4,252)	1,614

Income before income taxes	46,359	13,977	90,716	21,504
Income tax benefit (expense)	(17,934)	43	(33,941)	41

Net income	$28,425	$14,020	$56,775	$21,545

Basic earnings per share	$.80	$.53	$1.60	$.81
Diluted earnings per share	$.80	$.52	$1.59	$.81
Basic weighted average shares outstanding	35,439	26,583	35,419	26,535
Diluted weighted average shares outstanding	35,750	26,848	35,762	26,704
Operating income per ton	$142.27	$47.20	$149.70	$39.05
Operating margin	16.1%	7.2%	17.2%	6.6%
Depreciation and amortization	$9,714	$9,709	$19,445	$19,500
EBITDA (see attached table)	$64,399	$32,147	$127,129	$58,033
EBITDA as adjusted (see attached table)	$64,399	$64,015	$127,129	$96,901
Total tonnage sold:
Oregon Steel Division
Plate and coil	112,200	135,900	224,600	309,700
Structural tubing	13,700	18,500	28,500	28,900
Welded pipe	66,900	49,400	97,200	108,200
Steel slabs	—	300	—	400

	192,800	204,100	350,300	447,200

Rocky Mountain Steel Mills Division
Rail	103,200	93,200	205,000	193,900
Rod and bar	83,600	133,200	170,000	263,300
Seamless pipe	—	500	—	3,300

	186,800	226,900	375,000	460,500

Total Company	379,600	431,000	725,300	907,700

Sales:
Oregon Steel Division	$214,314	$156,433	$386,452	$302,059
Rocky Mountain Steel Mills Division	120,645	125,336	244,472	232,106

Total Company	$334,959	$281,769	$630,924	$534,165

Operating income:
Oregon Steel Division	$32,675	$32,882	$68,830	$49,533
Rocky Mountain Steel Mills Division	21,332	(12,539)	39,746	(14,086)

Total Company	$54,007	$20,343	$108,576	$35,447

Average selling price per ton:
Oregon Steel Division	$1,112	$766	$1,103	$675
Rocky Mountain Steel Mills Division	$646	$552	$652	$504
Total Company	$882	$654	$870	$588

(1) Certain reclassifications have been made in prior years’ periods to conform to the current period presentations.
Such reclassifications do not affect results of operations as previously reported.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets(1)
(In thousands)

	June 30, 2005	December 31, 2004

	(Unaudited)
Current assets:
Cash and cash equivalents, including restricted cash of $23,250 and none	$70,876	$77,026
Short-term investments	38,850	60,110
Trade accounts receivable, net	110,050	118,952
Inventories	336,053	235,010
Deferred taxes and other current assets	20,020	14,561
Assets held for sale	28,322	28,448

	604,171	534,107
Property, plant and equipment, net	461,231	451,674
Goodwill	3,042	520
Intangibles, net	33,314	33,396
Other assets	9,663	10,004

Total assets	$1,111,421	$1,029,701

Current liabilities	$145,760	$145,046
Long-term debt	316,352	313,699
Deferred taxes	30,254	5,164
Other liabilities	109,344	104,578

	601,710	568,487
Minority interest (2)	13,381	22,706
Stockholders’ equity	496,330	438,508

Total liabilities and stockholders’ equity	$1,111,421	$1,029,701

(1)	Certain reclassifications have been made in prior years’ periods to conform to the current period presentations.
(2)

Included in minority interest at December 31, 2004 was $11.4 million related to the 40 percent of Camrose Pipe Company that was not owned by the Company. On March 30, 2005 the Company purchased, for cash, the 40 percent interest.

Oregon Steel Mills, Inc. and Subsidiary Companies
Calculation of EBITDA and EBITDA as adjusted
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Net income	$28,425	$14,020	$56,775	$21,545
Income tax expense (benefit)	17,934	(43)	33,941	(41)

Pre-tax income	46,359	13,977	90,716	21,504
Add back:
Interest expense	8,744	8,699	17,668	17,486
Interest capitalized	(418)	(238)	(700)	(457)
Depreciation	9,672	9,676	19,363	19,435
Amortization	42	33	82	65

EBITDA	64,399	32,147	127,129	58,033
Add back:
Labor dispute settlement charges	—	31,868	—	38,868

EBITDA as adjusted	$64,399	$64,015	$127,129	$96,901

EBITDA is a non-generally accepted accounting principles (“GAAP”) liquidity measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage. The Company believes EBITDA, excluding the effects of the labor dispute settlement charge is useful to investors because the Company believes the excluded items are nonrecurring.  Therefore, the Company believes this financial measure is more useful to investors when comparing the reported results to previous periods.